CYTEC INDUSTRIES INC. AND SUBSIDIARIES  Exhibit 11(d)

                    Earnings Per Share Computations
       (Millions of Dollars or Shares, except per share amounts)





                                        Nine Months Ended
                                        September 30, 1995

                                                   Fully
                                        Primary   Diluted

 Net earnings                           $67.1          $67.1

 Preferred stock dividend requirements  (10.1)          (5.4)
                                        _____          _____


Net earnings available for common
   stockholders                        $ 57.0          $61.7



Weighted average number of shares of
 common stock outstanding during the
 period exclusive of the following:      39.0           39.0

Common stock equivalents:
   Performance stock                       .3             .4
   Non qualified stock options            1.5            1.8

Assumed conversion of Series B
  preferred stock                          -            16.6
                                        _____         ______

Adjusted weighted average number of
  shares of common stock outstanding
  during the period                      40.8           57.8
                                        _____         ______
                                        _____         ______


Earnings per share                      $1.40          $1.07
                                        _____          _____
                                        _____          _____










See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share calculations.
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